Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Destination XL Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑118966 and 333-90742) on Form S-3 and (Nos. 333-136890, 333-163245, 333-164618, 333-170708, 333-170764, 333-194627, 333-213311, 333-233496, and 333-235534) on Form S-8 of Destination XL Group, Inc. of our reports dated March 19, 2020, with respect to the consolidated balance sheets of Destination XL Group, Inc. and subsidiaries as of February 1, 2020 and February 2, 2019, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 1, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 1, 2020, which reports appear in the February 1, 2020 annual report on Form 10‑K of Destination XL Group, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of February 3, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842) and Accounting Standards Update 2018-11, Leases (Topic 842): Targeted Improvements.

/s/ KPMG LLP

Boston, Massachusetts

March 19, 2020